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                                                                    Exhibit 23.2

              Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Metawave Communications Corporation for the registration of 5,017,854 shares of its common stock and to the incorporation by reference therein of our report dated February 11, 2000, with respect to the consolidated financial statements of Metawave Communications Corporation as of December 31, 1999 and for the years ended December 31, 1999 and 1998 included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                       /s/  ERNST & YOUNG LLP

Seattle, Washington
May 1, 2001